UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:          3235-0104
                          Expires:    September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
            17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

J.P. Morgan & Co. Incorporated
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     (Last)                         (First)                      (Middle)

60 Wall Street
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                                   (Street)

New York                             NY                                10260
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     (City)                         (State)                           (Zip)

                                   06/14/2000
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2.   Date of Event Requiring Statement (Month/Day/Year)


                                   13-2625764
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


                           Rite Aid Corporation (RAD)
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4.   Issuer Name and Ticker or Trading Symbol


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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 X  Form filed by More than One Reporting Person
----


             Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                      36,363,636                          (I)          By J.P. Morgan Ventures
                                                                                                   Corporation, a direct subsidiary
                                                                                                   of J.P. Morgan & Co. Incorporated


Common Stock                                          12,700                          (I)          By J.P. Morgan Securities Inc., a
                                                                                                   direct subsidiary of J.P. Morgan
                                                                                                   & Co. Incorporated

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

                                                                        (Over)
                                                               SEC 1473 (7-96)

               Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative  2. Date Exercisable        3.  Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)     and Expiration              Securities Underlying      sion or       ship         of In-
                             Date (Month/Day/Year)       Derivative Securities      Exercise      Form of      direct
                             ----------------------          (Instr. 4)             Price of      Deriv-       Bene-
                             Date           Expira-    -------------------------    Derivative    ative        ficial
                             Exer-          tion          Title           Amount    Security      Security:    Owner-
                             cisable        Date                          or                      Direct       ship
                                                                          Number                  (D) or      (Instr.
                                                                          of                      Indirect     5)
                                                                          Shares                  (I)
                                                                                                  (Instr.
                                                                                                  5)
-----------------------------------------------------------------------------------------------------------------------------------
5.25% Convertible             date of
Notes due 2002               issuance       09/15/02   Common Stock        482,256   27.672          I     By J.P. Morgan Securities
                                                                                     shares                Inc., a direct subsidiary
                                                                                     per $1,000            of J.P. Morgan & Co.
                                                                                     of principal




Warrant                      10/27/99       09/23/02   Common Stock      2,500,000   $11.00           I    By J.P. Morgan Ventures,
                                                                                     per share             a direct subsidiary of
                                                                                                           J.P. Morgan & Co.
                                                                                                           Incorporated

Explanation of Responses:


 Dated June 26, 2000                  J.P. Morgan & Co. Incorporated

                                      By:  /s/ James Berry
                                          -------------------------------------
                                          James Berry
                                          Vice President, Assistant General
                                            Counsel, Assistant Secretary

                                      J.P. Morgan & Co. Ventures Corporation

                                      By:  /s/ Grace Vogel
                                         -------------------------------------
                                          Grace Vogel
                                          Vice President

                                      J.P. Morgan Securities Inc.

                                      By:  /s/ James Berry
                                         -------------------------------------
                                          James Berry
                                          Vice President, Assistant General
                                            Counsel, Assistant Secretary



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7-96)